Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is retroactively made effective as of February 1, 2009, between Oxygen Biotherapeutics, Inc., a Delaware corporation (hereinafter sometimes referred to as “OXBO” or the “Corporation”) and Richard M. Kiral (“Kiral”). This agreement replaces a number of older employment agreements and amendments, and does not contain material changes.

1. TERM OF EMPLOYMENT. OXBO hereby employs Kiral and Kiral hereby accepts employment with OXBO for the period beginning on February 1, 2009 and ending on January 31, 2010; thereafter, this Agreement and Kiral’s employment hereunder shall be automatically renewed on a yearly basis unless canceled or renegotiated. As used herein, the phrase “Employment Term” refers to the entire period of employment of Kiral by OXBO hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended either by operation of this paragraph or by mutual agreement of OXBO and Kiral. In the event OXBO wishes to cancel this agreement as of January 31, 2010, or at the end of any annual renewal period thereafter, it shall give 120 days’ prior written notice to Kiral.

2. DUTIES OF KIRAL.

2.1 General Duties. Kiral shall serve as President, and Chief Operating Officer of OXBO.

2.2 Specific Duties. Kiral’s responsibilities shall be to act as the Chief Operating Officer of the Corporation with overall responsibility for all of the day to day activities of the Corporation. Subject to election by the OXBO shareholders, Kiral shall serve as a member of the Board of Directors of OXBO. Kiral shall have the duties and responsibilities customarily held or assigned to a Chief Operating Officer including without limitation overall responsibility for research and development, developing and maintaining relationship with manufacturing partners and contacts important to OXBO’s business, and overseeing all supply chain functions.

2.3 Work Base. Kiral’s work base shall be Costa Mesa, CA.

2.4 Devotion of Time to OXBO’s Business. Kiral shall devote whatever time, ability and attention to the business of OXBO during the term of this Agreement as is reasonably required to fulfill his responsibilities.

2.5 Certain non-competing activities. OXBO acknowledges that Kiral is allowed to serve on board of director’s of other non-competing companies. As long as these activities do not interfere with Kiral’s duties for OXBO, OXBO acknowledges and agrees to those activities.

3. COMPENSATION OF KIRAL.

3.1 Base Salary. As compensation for services hereunder, OXBO shall pay Kiral a base annual salary of $240,000, payable as per company regulations (currently payments twice a month).

3.2 Stock Compensation. Additionally, Kiral shall receive for the duration of this agreement 20,000 options of common stock per month, and 150,000 annual options issued as per company regulations.

3.3 Additional Compensation.

(a) Annual Bonus. Kiral shall be eligible for a cash bonus payable at year’s end starting December 31, 2009. The bonus shall be based on percent achievement of employer’s annual goals and milestones 100% achievement shall result in a bonus of 50% of annual salary. There is no cap on the bonus for achievements exceeding 100% of goals; an achievement of 200% of goals for example would result in a bonus of 100% of annual salary.

(b) Compensation Review. The Board of Directors may from time to time review the compensation of Kiral based upon all relevant facts and may increase (but not decrease) said compensation in the discretion of the Board. Additional compensation to be awarded to Kiral may be in the form of cash, stock options or other consideration deemed appropriate by the Board.

3.4 Vacation Pay. Kiral shall be entitled to vacation time and pay of four weeks per year for each year during the term of this agreement. Time or times for such vacation shall be proposed by Kiral and approved in advance by OXBO.

3.5 Paid Sick Leave. Kiral shall be entitled to such sick leave time and pay in accordance with the then prevailing policies of Employer.

4. KIRAL BENEFITS.

4.1 Use of Automobile. OXBO shall pay all expenses of one automobile to be used in part by Kiral in the course of his employment, at a flat expense of Eight Hundred Dollars ($800.00) per month during the term hereof.

4.2 Medical, Dental Insurance Coverage. OXBO shall provide Kiral with medical and dental insurance coverage on the same basis as provided for other senior management employees of OXBO.

4.3 401 (k) Plan. OXBO shall continue to implement and Kiral shall be entitled to participate, to the maximum extent allowed by law, in a retirement plan under Internal Revenue Code Section 401 (k).

4.4 Stock Options and Plans. Kiral shall participate in the 1999 Stock Plan and shall be eligible to participate in other OXBO stock option and related plans as determined by the Board of Directors. Stock options shall be granted as per 3.2 of this agreement. All options granted to Kiral shall be ten-year options. Kiral shall be entitled to participate in additional grants of options on terms and conditions as are specified by the Board of Directors, consistent with the 1999 Stock Plan, or amendments thereto.

5. BUSINESS EXPENSES.

5.1 Entertainment Expenses. The services required by OXBO require Kiral to incur travel, entertainment, and other expenses on behalf of OXBO. OXBO will promptly reimburse Kiral for all reasonable business expenses incurred by Kiral in promoting the business of OXBO, including expenditures for entertainment, gifts, and travel.

5.2 Other Business Expenses. OXBO will promptly reimburse Kiral for all other business expenses reasonably incurred by Kiral in connection with the business of OXBO.

6. TERMINATION OF EMPLOYMENT.

6.1 Resignation, Retirement, Death or Disability. Kiral’s employment hereunder shall be terminated at any time by Kiral’s resignation or by Kiral’s retirement at or after attainment of age 70 (“Retirement”), death or his inability to perform his duties under this Agreement, with or without reasonable accommodation, because of a physical or mental illness (“Disability”).

6.2 Termination for Cause. Kiral’s employment hereunder may be terminated for Cause. “Cause” shall only mean willful misconduct, conflict of interest or breach of fiduciary duty, or a material breach of any provision of this Agreement.

6.3 Expiration. Kiral’s employment hereunder shall be terminated upon expiration of the Employment Term as provided in Section 1.

6.4 Resignation for Good Reason. Kiral may regard Kiral’s employment as being constructively terminated and may, therefore, resign within ninety (90) days of Kiral’s discovery of any one of the following events which will constitute “Good Reason” for such resignation:

(a) Without Kiral’s express written consent, the assignment to Kiral of any duties materially inconsistent with Kiral’s current position, duties, responsibilities and status with OXBO, or any subsequent removal of Kiral from, or any failure to re-elect Kiral to any such position;

(b) Without Kiral’s express written consent, the termination and/or material reduction in Kiral’s facilities (including office space and general location) and staff reporting and available to Kiral;

(c) A material reduction or diminution by the Corporation of Kiral’s compensation. For purposes of this provision, a “material” reduction or diminution shall be deemed to occur if Kiral’s overall compensation package is reduced by 5% or more from its then-current level.

(d) A failure by Corporation to maintain any of the Kiral benefits to which Kiral was entitled at a level substantially equal to or greater than the value of those Kiral benefits in effect prior to such reduction in benefits, through the continuation of the same or substantially similar plans, programs and policies; or the taking of any action by OXBO or its affiliates which would materially affect Kiral’s participation in or reduce Kiral’s benefits under any such plans, programs or policies, or deprive Kiral of any material fringe benefits enjoyed by Kiral;

(e) OXBO or any affiliate requiring Kiral to relocate or to be based anywhere other than where Kiral was based for the one year period prior to such relocation; except for required travel on OXBO’s or affiliate’s business to an extent substantially consistent with Kiral’s business travel obligations;

(f) Any purported termination of Kiral’s employment by OXBO or the Board which is not effected pursuant to the requirements of this Section 6 with respect to Death, Retirement, Disability or Termination for Cause; and

(g) Receipt of notice by Kiral that the Agreement will not be renewed pursuant to Section 1.

(h) The occurrence of any of the following:

(1) A merger or consolidation where OXBO is not the consolidated or surviving entity;

(2) A sale or transfer of all or substantially all of the assets of OXBO;

(3) Voluntary or involuntary dissolution of OXBO; or

(4) A change in control of OXBO. For purposes of this provision, a change in control shall be defined to include:

(i) The acquisition by any person, entity or group of affiliated persons or entities of twenty five percent (25%) or more of the issued and outstanding stock of the Company; or

(ii) Any transaction or occurrence which results in a majority of the then-current Directors no longer, after such transaction or occurrence, constituting a majority of the entire Board of Directors.

6.5 Damages for Breach of Agreement. In the event of the breach of this Agreement by either OXBO or Kiral resulting in damages to the other party may recover from the party breaching the Agreement any and all damages that may be sustained.

7. PAYMENTS TO KIRAL UPON TERMINATION.

7.1 Death, Disability or Retirement. In the event of Kiral’s Retirement, Death or Disability, all benefits generally available to Kiral as of the date of such an event shall be payable to Kiral or Kiral’s estate without reduction, in accordance with the terms of any plan, contract, understanding or arrangement forming the basis for such payment. Kiral shall be entitled to such other payments as might arise from any other plan, contract, understanding or arrangement between Kiral and OXBO at the time of any such event.

7.2 Termination as a Board Member, with or without Cause. In the event Kiral is terminated as a board member, with or without cause, he shall receive, in addition to all other severance and termination payments, a payment of 100,000 common shares and the sum of $200,000 in cash payable immediately before termination.

7.3 Termination for Cause or Resignation without Good Reason. In the event Kiral is terminated by OXBO for Cause or Kiral resigns for other than a Good Reason, neither OXBO nor an affiliate shall have any further obligation to Kiral under this Agreement or otherwise, except to the extent provided in any other plan, contract, understanding or arrangement, or Section 8, or as may be required by law. Any bonuses earned under Section 3(a) hereof shall immediately be paid in full.

7.4 Termination Without Cause or Resignation For Good Reason. Subject to other provisions in this Section 7 to the contrary, upon the occurrence of a termination without Cause, which shall include but not be limited to, a Resignation for Good Reason as defined in Section 6.4, OXBO shall:

(a) Pay to Kiral, or in the event of Kiral’s subsequent death, to Kiral’s surviving spouse, or if none, to Kiral’s estate, as severance pay or liquidated damages, or both, a sum equal to one year of base salary, payable under this Agreement pursuant to Section 3 immediately prior to such termination.

(b) Pay to Kiral the economic value of replacement cost for substantially identical benefits during a period of one year for those benefits to which the Kiral is entitled to immediately prior to the termination.

(c) Notwithstanding any provision in the 1999 Stock Plan or amendments thereto, or in any other plan which may be adopted by the Corporation with respect to stock options, all options granted to or owned by Kiral shall immediately become exercisable for cashless exercise.

(d) Any bonuses earned under Section 3(a) hereof shall immediately be paid in full.

8. COVENANT NOT TO COMPETE.

8.1 Scope of Covenant. Kiral agrees that he shall not, either directly or indirectly, carry on, participate, or engage in, either as Kiral, employer, principal, agent, consultant, owner, part-owner, co-venturer, officer, director, shareholder, partner, manager, operator, financier, employee, salesman, or in any other individual or representative or participating capacity, any business which develops or markets oxygen biotherapeutics for a period of two (2) years from the date of separation from OXBO in the area of the Continental United States.

8.2 Interpretation. Should any portion or provision of this covenant not to compete be found by a court of competent jurisdiction to be overly broad, it is the express intent of the parties hereto that such provisions shall nevertheless be enforced to the maximum extent permitted by law and shall govern and apply to as much geographical area and/or time duration, not to exceed that which is set forth above, as possible. This agreement shall not be interpreted for or against either party on the ground that such party drafted the agreement, or any provision thereof.

9. CONFIDENTIALITY PROVISION.

9.1 Proprietary Information Defined. The following terms shall have the meanings respectively set forth for them below:

(a) “Proprietary Information” shall mean any and all inventions, research, designs, products, processes, formulae, know-how, customer lists, customer requirements information, trade secrets and/or other non-public information or data comprising or related to the business of Corporation as the same is carried on from time to time;

(b) “Proprietary Rights” shall mean all trademarks, patents, copyrights, rights of creators and/or similar rights and privileges, whether domestic or foreign, statutory or at common law, filed or not filed, perfected or unperfected, or otherwise, relating to any Proprietary Information;

(c) “Proprietary Proceeds” shall mean all proceeds and products of any Proprietary Information and/or Proprietary Rights; and

(d) “Proprietary Assets” shall mean Proprietary Information and/or Proprietary Rights and/or Proprietary Proceeds, considered collectively or separately.

(e) “Proprietary Information” and “Proprietary Assets” shall not include any information or other item that is known to the public or known in the industry in which OXBO is engaged, or which subsequently becomes publicly known by lawful means.

9.2 Acknowledgement of OXBO’s Proprietary Information. Kiral agrees and acknowledges that any and all Proprietary Information (together with all Proprietary Rights and/or Proprietary Proceeds relating thereto) wholly or partially created, developed or further developed, perfected and/or completed by Kiral, acting alone or jointly with others at any time during Kiral’s employment with OXBO, shall immediately upon creation, completion and/or development become or have become, and shall at all times thereafter remain, the sole and exclusive property of OXBO.

9.3 OXBO’s Property. Kiral specifically agrees and acknowledges that (a) any and all Proprietary Assets, however, whenever and from whomever acquired by OXBO, are and shall at all times remain the sole and exclusive property of OXBO, (b) Kiral shall not use, possess, disclose, transfer and/or otherwise deal with any such Proprietary Assets at any time during his employment with OXBO other than specifically within the scope of his employment and in furtherance of the business and affairs of OXBO, and (c) Kiral shall not use, possess, disclose, transfer and/or otherwise deal with any Proprietary Assets at any time after the termination of his employment with OXBO under any circumstances whatsoever.

9.4 Kiral’s Duties. Kiral agrees that he shall, both throughout the term of his employment with OXBO and at any and all times following the termination thereof, execute and deliver all such further instruments and documents, and do and perform all such further acts and things, as may be necessary or helpful and/or as may be reasonably requested by OXBO in furtherance of the purposes and intent of this Agreement. By way of illustration and not by way of limitation of the foregoing, Kiral specifically agrees that he shall:

(a) Immediately communicate and thoroughly describe to OXBO in writing any and all such Proprietary Information as is described in Section 9.1 above;

(b) Promptly execute and deliver all such instruments or agreements of assignment and/or transfer as OXBO may from time to time request to carry out the purposes and intent of Section 9.1 above;

(c) Assist OXBO, at such times and in such manner as OXBO may request, in connection with OXBO’s efforts to secure, apply for, renew or otherwise perfect Proprietary Rights with respect to any and all Proprietary Information; and

(d) Upon termination of his employment with OXBO, immediately deliver to OXBO any and all written recorded or other physical evidence of any and all Proprietary Assets in his possession or under his control;

PROVIDED, that in consideration of the foregoing, OXBO agrees that all reasonable costs and expenses incurred by Kiral, including reasonable compensation for his time in complying with the provisions of this Section 9 shall be for OXBO’s account.

9.5 Disclosure of Information. Kiral will not, during the employment term or after, disclose or use any Proprietary Information or permit disclosure to any person, firm, corporation, association or other entity if such disclosure would be detrimental to OXBO.

9.6 Survival. It is specifically understood and agreed by both such parties that this Agreement shall survive Kiral’s employment with OXBO and/or the making and/or termination of any contract or agreement with respect thereto.

10. GENERAL PROVISIONS.

10.1 Notices. Any notices to be given hereunder by each party to the other may be effected by personal delivery in writing or by mail registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of two (2) days after mailing.

10.2 Violation of Other Agreements. OXBO hereby warrants to Kiral that the execution of this Agreement will not violate any outstanding agreements or covenants to which OXBO is a party. Further, OXBO hereby warrants that the execution of this Agreement and the performance of its terms hereunder do not violate any provisions of the By-Laws of OXBO.

10.3 Applicable Law. This Agreement shall be construed under the laws of the State of California and may not be altered or modified except by an agreement in writing, signed by both parties.

10.4 Arbitration. Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship, the termination of the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted before a single arbitrator in Orange County, California in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association. The issue of arbitrability shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16). The arbitrator in such action shall not be authorized to change or modify any provision of this Agreement. Judgement upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Arbitration shall be the exclusive remedy of Kiral and OXBO and the award of the arbitrator shall be final and binding upon the parties.

10.5 Entire Agreement. This Agreement supersedes any and all other or previous agreements, either oral or in writing, between the parties hereto with respect to the employment of Kiral by OXBO and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. This Agreement shall not supersede, affect or amend the 1999 Stock Plan (or amendments thereto), or any other stock option or similar plans adopted by OXBO, or any other Kiral benefit plan in effect during the Employment Term; provided, however, that, should any provision of this Agreement contradict or be inconsistent with any provision of any stock option Plan, or any amendment thereto, or with the terms of any other Kiral benefit plan, the terms of this Agreement shall govern.

10.6 Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

10.7 Merger or Consolidation. OXBO hereby agrees that it shall not merge or consolidate into or with or sell substantially all its assets to any firm, entity, company or person until such other firm, entity, company or person expressly agrees, in writing, to assume and discharge the duties and obligations of OXBO under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

10.8 Amendments and Waivers. This Agreement shall not be varied, altered, waived, modified, changed or in any way amended in any of its parts except by an instrument in writing, executed by the parties hereto, or by their legal representatives. A waiver by either party of any of the terms of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future or of any subsequent breach thereof.

10.9 Directors and Officers Liability Insurance. The Corporation shall purchase and maintain in effect Directors and Officers Liability insurance, naming Kiral as an insured, in an amount not less than $5,000,000, for the Employment Term. Said Directors and Officers Liability insurance shall provide for coverage for Kiral, in the event Kiral is terminated, dies, resigns or retires, for any post-termination claims made against Kiral that arose during the period Kiral served as a director, Kiral and/or officer of OXBO.

Executed at Costa Mesa, California.

EMPLOYER:

Oxygen Biotherapeutics, Inc.

Dated: 15 July 2009	By:	/s/ Chris J. Stern
Chris J. Stern, Chairman & CEO

Kiral:

Dated: 15 July 2009	/s/ Richard M. Kiral
Richard M. Kiral